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Filed by Sequenom, Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

On March 28, 2006, at 1:00 p.m. EST, the registrant held a conference call to discuss its fourth quarter 2005 and full-year results and its corporate goals and financial guidance for 2006. During the call, the registrant discussed its pending financing transaction, which is subject to stockholder approval. A transcript of the conference call is included below.

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Stockholders of the registrant are urged to read the registrant’s proxy statement for its annual meeting of stockholders that will include the proposals related to the registrant’s proposed financing transaction when it becomes available because it will contain important information about the proposed financing transaction and the proposals. The proxy statement will be filed with the SEC by the registrant. The registrant and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of the registrant with respect to the proposed financing transaction and related proposals. Information regarding such officers and directors will be included in the Company’s proxy statement for its annual meeting of stockholders or in other current or periodic reports that will be filed with the SEC. Stockholders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. The proxy statement and the other documents filed with the SEC may also be obtained for free from the Company by contacting: Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, CA 92121, (858) 202-9000.

FINAL TRANSCRIPT

SQNM - Q4 2005 Sequenom Earnings Conference Call

Event Date/Time: Mar. 28. 2006 / 1:00PM ET

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FINAL TRANSCRIPT

Mar. 28. 2006 / 1:00PM, SQNM - Q4 2005 Sequenom Earnings Conference Call

CORPORATE PARTICIPANTS

John Sharp

Sequenom - PFO

Harry Stylli

Sequenom - CEO and President

PRESENTATION

Operator

Good day, everyone. Welcome to the Sequenom Incorporated fourth quarter financial results teleconference. [OPERATOR INSTRUCTIONS] I will now turn the program over to the speaker today, the Vice President of Finance for Sequenom, Mr. John Sharp. Go ahead, sir.

John Sharp - Sequenom - PFO

Thank you and welcome to Sequenom’s conference call to discuss financial results and highlights for 2005, as well as our corporate goals and guidance for 2006. Joining me on today's call is Harry Stylli, our President and Chief Executive Officer, Charles Cantor, our Chief Scientific Officer and Clarke Neumann our General Counsel.

Before we begin, I would like to inform you that this call will include discussion of our goals, milestones, financial guidance, future plans, time lines and other forward-looking statements. Including, some of the factors that are likely to influence our results going forward. I would like to emphasize that these statements are based on the limited information available to us today, the projections on which we base these statements are likely to change over time. Our actual results may differ materially from what we say today.

There are a number of risk and uncertainties that may affect our business and future results including; customer acceptance of and demand for new and existing products and applications, our reliance upon collaborative partners and those risk and uncertainties inherent in a biomedical research. As well as other risks and uncertainties that are set forth in our SEC filings. I would now like to turn the call over to Harry Stylli.

Harry Stylli - Sequenom - CEO and President

All right. I’m very excited to announce this morning the signing of the definitive agreement for a $30 million financing. I am pleased to say that the investors that we attracted are truly world class. They were extraordinarily thorough with their diligence. And another aspect that they bring to the table is that they're fundamentally long-term. And that suits the direction we want to take the business in. I just want to summarize a key terms of the financing. As I mentioned previously, $30 million in gross proceeds, 54.6 million shares of common stock, that’s priced $0.55 per share.

32.7 million warrants at $0.70 per share exercised price. Of course, I would like to remind you this is subject to stockholder approval and other closing conditions. The anticipated close is before March – sorry, May 31, 2006. And this financing provides a foundation for executing our new business plan. I would also like to point you to the 8-K for more detailed information, and this was filed today. This proposed financing should provide us with sufficient runway to approach cash flow break even in 2008. On that point, I would like the turn the call back to John Sharp.

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FINAL TRANSCRIPT

Mar. 28. 2006 / 1:00PM, SQNM - Q4 2005 Sequenom Earnings Conference Call

John Sharp - Sequenom - PFO

Thank you, Harry. I would now like to discuss our financial results for 2005 that were released today. Our total revenues for the fourth quarter were $4.4 million, compared to $6.1 million for the fourth quarter of 2004. Revenue consisted of $2.8 million of consumables and $1.6 million of MassARRAY system and other product sales.

Total costs and expenses for the fourth quarter were $11.5 million, down from $13 million in 2004. Our net loss for the fourth quarter of 2005 was $7 million or $0.17 per share, compared to $6.6 million or $0.16 per share last year. Total revenues for 2005 decreased to $19.4 million from $22.4 million in 2004.

The net loss for 2005 decreased to $26.4 million or $0.66 per share, from $34.6 million or $0.87 per share in 2004. At the end of 2005, the Company had available cash and short-term investments of $6 million. Unless we complete the proposed financing transaction that Harry just discussed, we believe our cash and short-term investments will only last through the end of the second quarter of 2006.

Looking forward to 2006, assuming a successful financing, the outlook is very bright. We expect total revenues to be approximately $24 million for the year or nearly 25% growth compared to 2005. With the potential for additional revenues coming from our business development opportunities in our recently launched service business. We expect our operating expenses for 2006 to be consistent with 2005 or a combined $34 million of research and development, selling and marketing and general and administrative costs.

The estimated $2.5 million of cost savings from our cost reduction measures implemented in late 2005 will be offset by our investments in the development of non-invasive prenatal diagnostic research tests. In 2006, we expect to use approximately $15 million of cash, which is a $10 million reduction in cash usage compared to 2005. We are not providing any information with respect to our net loss in 2006 due to the difficulty of predicting stock based compensation expense.

Beginning in 2006, we are required to record on our income statement expenses associated with awards of equity instruments based on a grant date fair value of those awards. These expenses could fluctuate significantly depending on the number of awards granted and our stock price, among other variables. I would now like the turn the call back to Harry to discuss our achievements for 2005 and our goals for 2006.

Harry Stylli - Sequenom - CEO and President

Thank you, John. I’d really like to point to a couple of things we accomplished in 2005. One in which, of course, was the restructuring. I was using words like stabilizing the decline in our top line. Well now, I am really pleased to say that we anticipate growth in the top line, so we're past the stabilization stage. The cost reduction measures I will come to in a second and illustrate the impact they will have, as John has summarized, on our overall bottom line for 2006.

One of the important accomplishments was the launch of iPLEX, which increases the level of multiplexing for our genotyping test significantly, which thereby reduces the cost per genotype to $0.05 or less. It is this technology coupled to our new and very first purpose filled mass spectrometer, the Compact, that is really driving the – has really proven to be the engine of growth in this first phase of growth that we see before us. Another key aspect that I believe is going to prove to be transformational for the Company is, licensing of very broad intellectual property, which we announced back in October. And this intellectual property enables us to develop a non-invasive prenatal diagnostic tests in serum or plasma.

This is very exciting because another aspect to this is that mass spectrometry seems to be the optimal analytical technique to really draw the – to reduce these tests to a practice. I won’t say any more about that at this stage. The other thing that we did that was – I believe has tremendous potential for the Company is the introduction of a service business or a contract research business. The early visibility we’re seeing is exciting, where we’re beginning to see significant potential revenues building in the pipeline. I expect those to come through for us in certainly into ’06 but particularly into ’07.

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FINAL TRANSCRIPT

Mar. 28. 2006 / 1:00PM, SQNM - Q4 2005 Sequenom Earnings Conference Call

Now, I want to highlight a couple of other things for; what’s the outlook for our 2006 corporate goals. You saw announcement from us on Monday, which addressed the Siemens relationship. This was a proof of concept study that Siemens underwrote over the course of 2005 spilling over into this year. I promised the Street that we would announce the outcome of that study, which we did so on Monday. And as you can see, the findings were broadly based very positive for our technology. And really heralds the potential of our technology in the broader diagnostics field. So, I see this as pure upside for the Company on a going forward basis.

Another key thing that I want to address is that the spend over last year is contained. We expect to save over $10 million in cash flow savings compared to 2005. Particularly, we delivered a top line that we’ve outlined here today. Any additional savings that we saw, we’re actually going to reinvest into the prenatal play and develop a key test for that. You will see progress from those prenatal tests as we go forward.

We’re also planning to launch an iPLEX II technology, which reduces the cost per genotype even further. And will actually improve data quality over the already high data quality that we currently have. We expect to launch that technology in Q4.

Another key development that’s occurred; to enable the prenatal diagnostics we sort of have the analytical piece down with mass spectrometry, that works. But really it is an upstream step that we’ve focused on reducing to practice. And we’ve developed a proprietary new technology that enables us enrich for selectively fetal nucleic acids from maternal blood. This reduction to practice, which requires a little bit more testing to prove its diagnostic potential, will basically open the door to a large number of non-invasive active prenatal diagnostic tests that will couple initially with our mass spectrometer.

I also want to remind you, however, that the intellectual property that we’ve licensed is platform independent. So down the road, if we need to work with other parties who have promising new technology to expand the utility of this important intellectual property, we will be able to do that. And obviously, the converse is true also that parties who want to access this intellectual property would need to come to Sequenom. The other aspect of all the prenatal play is that we anticipate developing a Rhesus D test and collaborating with that this year with parties that have clear capability. This test would be for research use only and will be provided to clear certified labs who would then reduce it to practice.

And this would be – this should see this as the real first step that we’re reducing this powerful technology to practice, and so forth. And expect that to be just the first step with more news to come as we go forward. Now, another key feature that we announced only recently, and I promised this to you last year because I wanted to send a message that Sequenom is able to deliver our new products in a timely fashion. And this was ambiguous historically, I promised you last year, I believe around about September time frame that we would launch two new products for our core business. And this is methylation, which addresses, what I would say, a high potential market that's really driven by the explicit value of methylation determination in cancer studies. And quantitative gene expression, which is a higher quality, lower cost, higher throughput method for determining quantitative gene expression.

These products were officially launched last week, I believe. And we’re planning additional marketing campaigns around them. I expect them to, and I am already seeing, an impact on our top line today. I expect it to have a greater impact as we go out into 2006 and 2007.

So, what I want to leave you with, is a clear message that the Company is beginning to respond to therapy. We’re beginning to see growth in our fundamental business. We have upside that I believe is not captured in the stock today that’s derived from the diagnostics potential of our platform. And especially, from the non-invasive prenatal technology that we’ve licensed exclusively.

I believe this latter point could address a very, very substantial market as we go forward. So, what I want to do at this point is thank you for your time and we are now able to take your questions.

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FINAL TRANSCRIPT

Mar. 28. 2006 / 1:00PM, SQNM - Q4 2005 Sequenom Earnings Conference Call

QUESTIONS AND ANSWERS

Operator

[OPERATOR INSTRUCTIONS] It appears we have no questions from the phone lines.

Harry Stylli - Sequenom - CEO and President

Okay. Well, thank you. Thank you very much. And with that point, I would like to bring this conference call to a close. Thank you.

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